Exhibit 99.1

IMMUNOMEDICS ANNOUNCES LEADERSHIP CHANGE AND PROVIDES BUSINESS UPDATE AMID COVID-19

Harout Semerjian steps down from his role as CEO

Morris Plains, N.J., May 27, 2020 --- Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates, today provided a business update on a leadership change as well as the Company’s efforts to navigate through the ongoing coronavirus pandemic.

The Company announces that, after careful consideration, Harout Semerjian has decided to step down from his role as President and Chief Executive Officer (CEO) of Immunomedics. This decision, which is effective immediately, is precipitated by the unfortunate significant logistical obstacles presented by the COVID-19 pandemic, including Mr. Semerjian’s ability to fully assume his duties as CEO. Dr. Behzad Aghazadeh, Executive Chairman of Immunomedics, will continue to support the Company in an executive leadership role going forward.

The Company also provided the following business updates:

•	Patient enrollment into the Phase 3 TROPiCS-02 study of Trodelvy in hormone receptor-positive, human epidermal growth factor receptor 2-negative metastatic breast cancer, has been resumed at approximately 20 clinical sites as of mid-May, with additional sites continuing to open in the coming weeks.

•	The Company’s commercial organization is responding to the challenges presented by COVID-19, and early feedback remains encouraging.

•	Manufacturing continues to operate at capacity across the global supply chain, with minimal COVID-19 impact.

Previously communicated updates remain on track, with the ASCENT topline readout expected in mid-2020, and topline data from the first full cohort of 100 metastatic urothelial cancer patients with prior platinum-based and checkpoint inhibitor therapies in the TROPHY U-01 study targeted to be presented at a medical conference in the second half of 2020.

Based on the strong execution across the organization, the Company is not expecting to initiate a CEO search until the global COVID-19 situation is stabilized.

About Immunomedics

Immunomedics is a leader in next-generation antibody-drug conjugate (ADC) technology, committed to help transform the lives of people with hard-to-treat cancers. Our proprietary ADC platform centers on using a novel linker that does not require an enzyme to release the payload to deliver an active drug inside the tumor cell and the tumor microenvironment, thereby producing a bystander effect. Trodelvy, our lead ADC, is the first ADC the FDA has approved for the treatment of people with metastatic triple-negative breast cancer and is also the first FDA-approved anti-Trop-2 ADC. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

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Cautionary note regarding forward-looking statements

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding expectations for the timing of the commercial launch of TRODELVY and the Company’s development of TRODELVY for additional indications, clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, including the filing and approval timelines for BLAs and BLA supplements, out-licensing arrangements, forecasts of future operating results, potential collaborations, capital raising activities, and the timing for bringing any product candidate to market, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s reliance on third-party relationships and outsourcing arrangements (for example in connection with manufacturing, logistics and distribution, and sales and marketing) over which it may not always have full control, including the failure of third parties on which the Company is dependent to meet the Company’s business and operational needs for investigational or commercial products and, or to comply with the Company’s agreements or laws and regulations that impact the Company’s business; the Company’s ability to meet post-approval compliance obligations (on topics including but not limited to product quality, product distribution and supply chain requirements, and promotional and marketing compliance); imposition of significant post-approval regulatory requirements on our product candidates, including a requirement for a post-approval confirmatory clinical study, or failure to maintain or obtain full regulatory approval for the Company’s product candidates, if received, due to a failure to satisfy post-approval regulatory requirements, such as the submission of sufficient data from a confirmatory clinical study; the uncertainties inherent in research and development; safety and efficacy concerns related to the Company’s products and product candidates; uncertainties in the rate and degree of market acceptance of products and product candidates, if approved; inability to create an effective direct sales and marketing infrastructure or to partner with third parties that offer such an infrastructure for distribution of the Company’s product candidates, if approved; inaccuracies in the Company’s estimates of the size of the potential markets for the Company’s product candidates or limitations by regulators on the proposed treatment population for the Company’s products and product candidates; decisions by regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of the Company’s products and product candidates; the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations; new product development (including clinical trials outcome and regulatory requirements/actions); the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates; risks relating to the COVID-19 pandemic in the U.S. and around the world; risks associated with litigation to which the Company is or may become a party, including the cost and potential reputational damage resulting from such litigation; loss of key personnel; competitive risks to marketed products; and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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For More Information:

Dr. Chau Cheng

(862) 260-3727

ccheng@immunomedics.com

For Media Inquiries:

Darren Opland, Ph.D.

(646) 627-8387

Darren@lifescipublicrelations.com